                                          Exhibit 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES FOURTH QUARTER 2006 EARNINGS

Houston (March 30, 2007) -- Adams Resources & Energy, Inc., (AMEX-AE), announced unaudited fourth quarter 2006 net earnings of $1,124,000 or $.27 per common share on revenues totaling $538,577,000. This compares to unaudited fourth quarter 2005 net earnings of $7,607,000 or $1.80 per share on revenues of $657,988,000. Net earnings for 2006 totaled $10,483,000 or $2.49 per share on revenues totaling $2,246,603,000.

A summary of operating results follows:

	Fourth Quarter
	2006	2005
Operating earnings
Marketing	$3,742,000	$10,462,000
Transportation	701,000	1,489,000
Oil and gas	(751,000)	2,174,000
General & administrative	(2,306,000)	(3,174,000)
Interest, net	431,000	24,000
Income tax (provision)	(693,000)	(3,961,000)

Earnings from continuing operations	1,124,000	7,014,000

Income from discontinued operations	-	593,000

Net earnings	$1,124,000	$7,607,000

Chairman K.S. "Bud" Adams, Jr., attributed a substantial portion of the fourth quarter 2006 earnings decrease to certain non-recurring items that affected only 2005 results. During the fourth quarter of 2005, the Company’s marketing segment benefited from approximately $5.2 million of reduced expenses following the final “true up” of certain previous accrual items and the collection of cash on certain previously disputed and fully reserved items. In 2005, the Company also recognized and included as discontinued operations a net after tax gain of $601,000 following the sale of certain oil and gas properties. Mr. Adams added that fourth quarter 2006 oil and gas segment earnings were adversely impacted by an additional $1,017,000 of dry hole cost and other exploration expenses when compared to the fourth quarter of 2005. Further, during this year’s fourth quarter, the Company incurred a $321,000 charge for an impairment in the valuation of producing oil and gas properties following a precipitous decline in natural gas prices.

The Company also announced that during 2006, it participated in the drilling of 37 wells of which 32 wells were successful with only 5 dry holes. Oil and gas reserve addition for 2006 replaced production by 168% on an equivalent barrel basis. In a further announcement, the Company has been awarded exploration licenses in the United Kingdom’s North Sea Blocks 21-1b, 21-2b and 21-3d. The Company has two years to confirm an exploration prospect and identify a partner to finance, on a promoted basis, the drilling of the first well on these North Sea blocks. Previously, the Company held an interest in Block 21-1b but the original license period expired before the Company was able to complete its geologic evaluation work. Mr. Adams said the Company was excited about the opportunity to complete its study in this area and potentially identify prospects for initial drilling. The Company holds a 30% interest in these blocks located in the Central Sector of the North Sea.

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility and (q) successful completion of drilling activity. These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues	$2,246,603	$2,364,833	$538,577	$657,988

Costs, expenses and other	(2,230,830)	(2,339,481)	(536,760)	(647,013)
Income tax (provision)	(5,290)	(8,583)	(693)	(3,961)
Earnings from continuing operations	10,483	16,769	1,124	7,014
Income (loss) from discontinued
operations, net of tax	-	872	-	593

Net earnings	$10,483	$17,641	$1,124	$7,607

Earnings (loss) per share
From continuing operations	$2.49	$3.97	$.27	$1.66
From discontinued operations	-	.21	-	.14

Basic and diluted net earnings per
Common share	$2.49	$4.18	$.27	$1.80

Dividends per common share	$.42	$.37	$.42	$.37

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Cash	$20,668	$18,817
Other current assets	221,122	251,633
Total current assets	241,790	270,450

Net property & equipment	43,316	39,896
Other assets	4,181	2,316
	$289,287	$312,662
LIABILITIES AND EQUITY
Total current liabilities	$206,582	$231,129
Long-term debt	3,000	11,475
Deferred taxes and other	5,337	4,402
Shareholders’ equity	74,368	65,656
	$289,287	$312,662